Exhibit A

#4850-4649-0924v2
10(c)(ii)
#4850-4649-0924v2
AMENDMENT NO.6
TO THE
ARROW ELECTRONICS STOCK OWNERSHIP PLAN
As Amended and Restated, Effective January 1, 2009

The Arrow Electronics Stock Ownership Plan, as amended and restated, effective January 1, 2009 (the Plan), is hereby amended, effective as of December 3, 2015, by adding the following at the end of the Introduction to the Plan:
“Effective December 3, 2015, the Plan shall be merged into the Arrow Electronics Savings Plan (the “Savings Plan”). In connection with such merger, each participant in the Plan shall be entitled to a benefit immediately after the merger (if the Savings Plan then terminated) which is equal to or greater than the benefit such participant would have been entitled to receive if the Plan had terminated immediately before to the merger.”